  Exhibit 99.1

For Release:              Immediately

Contact:                      Frank H. Boykin, Chief Financial Officer

 MOHAWK INDUSTRIES, INC. ANNOUNCES
THIRD QUARTER EARNINGS

Calhoun, Georgia, October 26, 2006 - Mohawk Industries, Inc. (NYSE:MHK) today announced 2006 third quarter net earnings of $127,708,000 and diluted earnings per share (EPS) of  $1.88 (both 10% above last year), in accordance with U.S. Generally Accepted Accounting Principles (GAAP).  Adjusted net earnings for the third quarter of 2006 were $123,948,000 and adjusted EPS were $1.82 per share.  The adjusted net earnings exclude a stock option charge that was not required in 2005 increasing net earnings by $1,855,000 and exclude a partially-paid refund from U.S. Customs decreasing net earnings by $5,615,000.  Net sales for the quarter were $2,024,019,000 an increase of 19% from 2005.  The sales growth resulted from the Unilin acquisition, hard surface sales growth, and price increases.

For the first nine months of 2006, net earnings were $326,342,000 (14% above last year) and EPS were $4.80 (13% above last year), in accordance with U.S. GAAP.  Adjusted net earnings for the first nine months of 2006 were $322,525,000 and adjusted EPS were $4.74 per share.  The adjusted net earnings exclude a stock option charge that was not required in 2005 increasing net earnings by $5,701,000 and exclude a partially-paid refund from U.S. Customs decreasing net earnings by $9,518,000.  This increase is attributable to the Unilin acquisition, strong hard surface sales growth and price increases.

In commenting on the quarter results, Jeffrey S. Lorberbaum, Chairman and CEO, stated: "I am pleased with our results for the quarter in light of the current business environment.  With 19% sales growth, higher gross margins and a 10% improvement in EPS over last year, our third quarter was positive.  Our business is better balanced to minimize the impact of changing economic and industry cycles than in the past.  The diversification of our product offering with a full line of soft and hard products, participation in all sales channels of residential and commercial, and our broader geographic exposure in Europe improve our position.

 During the quarter the slowing U.S. economy impacted our business. Both residential replacement and new residential construction weakened through the quarter and the commercial business continued positive trends.  Raw material costs increased in the third quarter and remained high even though oil costs declined. A stronger European economy and improved U.S. laminate sales have benefited our business.   We see weaker industry demand levels with the postponement of new home purchases and redecorating projects in the near term. Recent changes in gasoline prices have positively affected consumers and some retail categories. This could improve large discretionary purchases and positively affect retail flooring sales. Interest rates should remain favorable, consumer confidence should recover, and the industry demand for flooring should improve in the long term.

The Mohawk segment sales results were disappointing as industry sales slowed substantially. Sales declined 1% with margins impacted by higher costs and lower volumes.   We began implementing a price increase to offset higher raw material costs during the quarter. Both new and replacement residential carpet declined significantly from the prior year with commercial carpet continuing to grow.  As all levels of the industry try to stimulate consumer purchases, we see more promotional activity. With the lower sales levels, cost reduction plans are being implemented to reduce manufacturing labor, SG&A and other discretionary spending.  Production schedules have been reduced to reflect lower demand and control inventory levels.  We could see improvement in our raw material costs if the worldwide demand for commodity chemicals doesn't impact prices and lower oil prices continue. During the third quarter, we closed a staple yarn facility incurring $500,000 of costs related to the closing. We will continue to review the business and adjust to the changing environment.

Our Dal-Tile segment sales had solid performance growing 11% during the quarter. Even with slowing industry growth, we anticipate increasing our share due to prior investments in sales, product, and distribution.   Our margins were impacted by the start up expenses of our Oklahoma expansion and increased transportation costs. We anticipate transportation costs improving as gasoline costs decline. The start up phase of the Oklahoma facility is complete and the plant is expected to be operating near capacity by year end.  Our ceramic business is well positioned to grow faster than the industry.

The Unilin segment results were strong for the third quarter with good sales growth in the European laminate business.  We also saw the U.S. laminate sales improve through the quarter as our U.S. distributors completed their inventory adjustments and purchased product more in line with their current sales.  Our launch of the Mohawk laminate products continues on track and the first phase is complete.  The third quarter margins were higher due to better laminate product mix, improvement in the U.S. distributor business, improved board pricing and productivity, and control of discretionary spending.  We have been pleased with Unilin's performance since the acquisition was completed.

We are managing our balance sheet with the debt to capitalization ratio improving to 46% after paying down $168 million of debt during the third quarter.  We have many initiatives focused on improving efficiency, inventory turns, and working capital management.

During the quarter, the lawsuit filed against us in 2004 that alleges Mohawk hired undocumented workers to suppress wages was reviewed by the 11th Circuit Court. After reconsidering the case, the Court refused to dismiss the RICO claims against Mohawk.  Mohawk will appeal the decision and will continue to vigorously defend itself against this claim."

The Company is anticipating continued slow sales in the fourth quarter that will result in unabsorbed overhead costs and impact our margin dollars.  We are reducing our manufacturing, administration, and marketing expenses. Our carpet margins will also be affected by the lag between cost and selling price changes.  Unilin margins will decrease to a more sustainable rate.  Based on these factors, our earnings guidance for the fourth quarter of 2006 is from $1.51 to $1.60 EPS.  This guidance does not include the expected closing of higher cost ceramic production at an estimated cost of $6,000,000 or the anticipated additional refunds from U.S. customs.

Certain of the statements in the immediately preceding paragraphs, particularly anticipating future performance, business prospects, growth and operating strategies, proposed acquisitions, and similar matters, and those that include the words "could," "should," "believes," "anticipates," "forecasts," "estimates," or similar expressions constitute "forward-looking statements."  For those statements, Mohawk claims the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995.  There can be no assurance that the forward-looking statements will be accurate because they are based on many assumptions, which involve risks and uncertainties.  The following important factors could cause future results to differ: changes in economic or industry conditions; competition; raw material and energy prices; timing and level of capital expenditures; integration of acquisitions; introduction of new products; rationalization of operations; litigation and other risks identified in Mohawk's SEC reports and public announcements.

 Mohawk is a leading supplier of flooring for both residential and commercial applications.  Mohawk offers a complete selection of carpet, ceramic tile, laminate, wood, stone, vinyl, rugs and other home products.  These products are marketed under the premier brands in the industry, which include Mohawk, Karastan, Ralph Lauren, Lees, Bigelow, Dal-Tile, American Olean, Unilin and Quick Step.  Mohawk's unique merchandising and marketing assist our customers in creating the consumers' dream.  Mohawk provides a premium level of service with its own trucking fleet and over 250 local distribution locations.

 There will be a conference call Friday, October 27, 2006 at 11:00 AM Eastern Time.
The telephone number to call is 1-800-603-9255 for US/Canada and 1-706-634-2294 for International/Local .
 A conference call replay will also be available until November  3,  2006  by dialing 1-800-642-1687 for US/local calls and 1-706-645-9291 for international calls and entering Conference ID # 8008744.

MOHAWK INDUSTRIES, INC. AND SUBSIDIARIES

Consolidated Statement of Earnings Data	Three Months Ended		Nine Months Ended
(Amounts in thousands, except per share data)	September 30, 2006	October 1, 2005	September 30, 2006	October 1, 2005

Net sales	$2,024,019	1,697,634	6,007,248	4,815,548
Cost of sales	1,455,508	1,234,680	4,330,015	3,524,060
Gross profit	568,511	462,954	1,677,233	1,291,488
Selling, general and administrative expenses	345,771	274,052	1,067,547	806,144
Operating income	222,740	188,902	609,686	485,344
Interest expense	44,655	10,775	131,113	35,166
Other (income) expense, net	55	(400)	6,380	2,526
U.S. Customs refund, net	(8,834)	-	(15,066)	-
Earnings before income taxes	186,864	178,527	487,259	447,652
Income taxes	59,156	62,764	160,917	160,147
Net earnings	$127,708	115,763	326,342	287,505
Basic earnings per share	$1.89	1.73	4.82	4.30
Weighted-average shares outstanding	67,704	66,865	67,654	66,827
Diluted earnings per share	$1.88	1.71	4.80	4.26
Weighted-average common and dilutive
potential common shares outstanding	68,021	67,519	68,056	67,572

Other Financial Information
(Amounts in thousands)

Net cash provided by operating activities	$203,534	173,253	546,241	328,033
Depreciation & amortization	$68,040	31,138	202,674	94,900
Capital expenditures	$41,389	51,448	124,048	150,801

Consolidated Balance Sheet Data
(Amounts in thousands)
			September 30, 2006	October 1, 2005
ASSETS
Current assets:
Cash			$69,730	-
Receivables			958,416	811,628
Inventories			1,275,435	1,116,781
Prepaid expenses			126,895	44,160
Deferred income taxes			55,128	55,311
Total current assets			2,485,604	2,027,880
Property, plant and equipment, net			1,869,273	995,205
Goodwill			2,685,092	1,378,849
Intangibles			1,168,739	319,644
Other assets			25,933	13,007
			$8,234,641	4,734,585

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Current portion of long-term debt			$509,151	68,679
Accounts payable and accrued expenses			1,124,974	776,199
Total current liabilities			1,634,125	844,878
Long-term debt, less current portion			2,438,732	700,000
Deferred income taxes and other long-term liabilities			631,283	230,748
Total liabilities			4,704,140	1,775,626
Total stockholders' equity			3,530,501	2,958,959
			$8,234,641	4,734,585

Segment Information	As of or for the Three Months Ended		As of or for the Nine Months Ended
(Amounts in thousands)	September 30, 2006	October 1, 2005	September 30, 2006	October 1, 2005

Net sales:
Mohawk	$1,233,833	1,248,216	3,626,371	3,524,477
Dal-Tile	501,241	449,418	1,482,065	1,291,071
Unilin	292,924	-	909,319	-
Intersegment eliminations	(3,979)	-	(10,507)	-
Consolidated net sales	$2,024,019	1,697,634	6,007,248	4,815,548

Operating income:
Mohawk	$110,505	121,940	275,111	295,631
Dal-Tile	69,642	69,137	213,286	196,898
Unilin	49,748	-	149,424	-
Corporate and intersegment eliminations	(7,155)	(2,175)	(28,135)	(7,185)
Consolidated operating income	$222,740	188,902	609,686	485,344

Assets:
Mohawk			$2,597,805	2,509,552
Dal-Tile			2,294,118	2,174,055
Unilin			3,239,804	-
Corporate and eliminations			102,914	50,978
Consolidated assets			$8,234,641	4,734,585

Reconciliation of reported net earnings to adjusted net earnings	Three Months Ended	Nine Months Ended
(Amounts in thousands, except per share data)	September 30, 2006	September 30, 2006

Net earnings reported	$127,708	326,342
Adjustments:
Stock option expense, net of taxes of $1,064
and $3,327, respectively	1,855	5,701
U.S. Customs refund, net of taxes of $3,219 and $5,548, respectively	(5,615)	(9,518)
	$123,948	322,525

Adjusted net earnings per common share (basic)	$1.83	4.77
Adjusted net earnings per common share (diluted)	$1.82	4.74

The Company believes it is useful for itself and investors to review, as applicable, both GAAP information that includes the stock compensation impact of SFAS 123R and the U.S. Customs refund, and the non-GAAP measure that excludes such information in order to assess the performance of the Company's business for planning and forecasting in subsequent periods.